JPMorgan Funds - J.P. Morgan Fleming Mutual Fund Group, Inc.

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Mid Cap Value Fund
Trade Date 5/12/2009
Issuer BB&T Corporation (BBT) Secondary
Cusip 5493710
Shares 1,115,700
Offering Price $20.00
Spread $0.60
Cost $22,314,000.00
Dealer Executing Trade Goldman Sachs and Company
% of Offering 4.67%
Syndicate Members Goldman, Sachs & Co., J.P. Morgan, Morgan Stanley, BB&T Capital Markets
Fund JPMorgan Mid Cap Value Fund
Trade Date 5/14/2009
Issuer Energizer Holdings Inc. (ENR) Secondary
Cusip 29266R10
Shares 26,340
Offering Price $49.00
Spread $2.27
Cost $1,290,660.00
Dealer Executing Trade Merrill Lynch and Company Inc.
% of Offering 4.21%
Syndicate Members J.P. Morgan, Merrill Lynch & Co., Deutsche Bank Securities, Goldman, Sachs, & Co., Moelis & Company, Mitsubishi UFJ Securities, SunTrust Robinson Humphrey
Fund JPMorgan Mid Cap Value Fund
Trade Date 6/4/2009
Issuer Transatlantic Holdings Inc(TRH)  Secondary
Cusip 893,521,104
Shares $659,500.00
Offering Price $38.00
Spread $1.33
Cost $25,061,000
Dealer Executing Trade Goldman Sachs and Company
% of Offering 3.85%
Syndicate Members J.P. Morgan, Goldman Sachs & Co, Morgan Stanley & Co, Lazard Capital Markets, Dowling & Partners, Fox-Pitt Kelton Cochran Caronia Waller
Fund JPMorgan Mid Cap Value Fund
Trade Date 6/11/2009
Issuer Vulcan Materials Co (VMC) Secondary
Cusip 929160109
Shares 51300
Offering Price $41
Spread $1.64
Cost $2,103,300.00
Dealer Executing Trade Goldman Sachs and Company
% of Offering 2.61%
Syndicate Members Goldman Saches & Co, Merrill Lynch & Co, J.P. Morgan, Wachovia Securities